Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT NAMES JAMES MAHER TO BOARD OF DIRECTORS

Philadelphia, PA — June 3, 2013 — Lannett Company, Inc. (NYSE MKT: LCI), a manufacturer of generic pharmaceuticals, today announced the appointment of James M. Maher to its Board of Directors, effective July 1, 2013.  Maher joins the board following the retirement of three directors last year.  The company’s Board will consist of six members, four of whom will be independent directors, including Maher.

Maher, 60, spent his entire professional career with PricewaterhouseCoopers (PwC) LLP.  After nearly 40 years with PwC, 30 years as a partner, he retired in June, 2012.  Most recently, Maher served as the managing partner of PwC’s U. S. assurance practice, comprised of more than 1,100 partners and 12,000 staff.  Previously, he served as the regional assurance leader for the metro assurance practice.  During his tenure at PwC, Maher worked closely with senior management at several multinational companies, dealing extensively with significant acquisitions, divestitures, initial public offerings and secondary offerings.  Maher earned a bachelor’s degree in Accounting from C. W. Post Campus of Long Island University (now LIU Post).

“Jim brings a strong financial background, especially in the areas of mergers, acquisitions and strategic transactions,” said Arthur Bedrosian, Chief Executive Officer. “His deep experience will support our company’s continued growth.  We welcome Jim to our board as we strive to continue our positive momentum.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

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